EXHIBIT 5

                   [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

 September 29, 1997

 Republic Security Financial Corporation
 4400 Congress Avenue
 West Palm Beach, FL 33407

 Re:     REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We have acted as counsel to Republic Security Financial Corporation, a Florida corporation ("RSFC") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of 6,100,000 shares (the "Shares") of RSFC's common stock, $.01 par value per share. The Shares are being registered in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 8, 1997, among RSFC, Republic Security Bank, County Financial Corporation and County National Bank of South Florida.

We have examined and are familiar with such documents and instruments, and have participated in such meetings of the Board of Directors of RSFC, as we deem necessary in order to give the opinion set forth below.

Based on the foregoing, we are of the opinion that the Shares will, when issued in the manner described in the Registration Statement, be legally issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP
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    Morgan, Lewis & Bockius LLP